Exhibit 4.8
                                                                     -----------

                               BELMAC CORPORATION
                       NONQUALIFIED STOCK OPTION CONTRACT
                       ----------------------------------


     THIS NONQUALIFIED STOCK OPTION CONTRACT entered into on this 9th day of June, 1995, between BELMAC CORPORATION, a Florida corporation (the "Company"), and RANALD STEWART, JR. (the "Optionee").


                              W I T N E S S E T H :
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1. The Company hereby grants, as of the date hereof, to the Optionee, subject to the terms and conditions of the 1991 Stock Option Plan (the "Plan") attached hereto, but not granted pursuant to such Plan, options (the "Options") to purchase an aggregate of 40,000 post-split shares of the Common Stock of the Company, par value $.02 per share (the "Common Stock"). Options to purchase 20,000 post-split shares of Common Stock shall be exercisable at a price equal to $5.625 per share and shall expire on December 29, 2004; Options to purchase the remaining 20,000 post- split shares of Common Stock shall be exercisable at a price equal to $20.00 per share and shall expire on June 9, 2004. These Options shall not be treated as "incentive stock options" under Section 422 of the Internal Revenue Code.

2. The Options granted hereby are subject to the acknowledgment and agreement by the Optionee that the options granted by the Company to the Optionee pursuant to stock option contracts dated December 29, 1994 and August 5, 1993 to purchase an aggregate of 400,000 pre-split shares of Common Stock have expired unexercised. Such acknowledgment and agreement shall be evidenced by the execution of this Contract by the Optionee.

3. The term of these Options shall be as stated in the first paragraph hereof, subject to earlier termination as provided in the Plan. These Options shall be immediately exercisable. Notwithstanding the foregoing, the Options may not be exercised at any time in an amount less than 100 shares of Common Stock (or the remaining shares of Common Stock then covered by and purchasable under the Options if less than 100) and in no event may a fraction of a share of Common Stock be purchased under these Options.

4. These Options shall be exercised by giving written notice to the Company at its principal office, presently 4830 West Kennedy Boulevard, One Urban Centre, Suite 548, Tampa, Florida 33609, Attn: Secretary, stating that the Optionee is exercising these Options, specifying the number of shares of Common Stock being purchased and accompanied by payment in full of the aggregate purchase price therefor (a) in cash or by certified check, (b) with previously acquired shares of Common Stock or (c) a combination of the foregoing.

5. Notwithstanding the foregoing, these Options shall not be exercisable by the Optionee unless (a) a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock to be received upon the exercise of the Options

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shall be  effective  and  current  at the time of  exercise  or (b)  there is an exemption from registration under the Securities Act for the issuance of the shares of Common Stock upon exercise. At the request of the Stock Option
Committee (the "Committee"), the Optionee shall execute and deliver to the Company his representation and warranty, in form and substance satisfactory to the Committee, that the shares of Common Stock to be issued upon the exercise of the Options are being acquired by the Optionee for his own account, for investment only and not with a view to the resale or distribution thereof. In addition, the Committee may require the Optionee to represent and warrant to the Company in writing that any subsequent resale or distribution of shares of Common Stock by him will be made only pursuant to (i) a Registration Statement under the Securities Act which is effective and current with respect to the shares of Common Stock being sold, or (ii) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Optionee shall prior to any offer of sale or sale of such shares of Common Stock provide the Company with a favorable written opinion of counsel, in form and substance satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution.

6. Notwithstanding anything herein to the contrary, if at any time the Committee shall determine in its discretion that the listing or qualification of the shares of Common Stock subject to these Options on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of an option, or the issue of shares of Common Stock thereunder, these Options may not be exercised in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7. The Company may affix appropriate legends upon the certificates for shares of Common Stock issued upon exercise of these Options and may issue such "stop transfer" instructions to its transfer agent in respect of such shares of Common Stock as it determines, in its discretion, to be necessary or appropriate to (a) comply with the registration requirements of the Securities Act, or (b) implement the provisions of the Plan or any agreement between the Company and the Optionee with respect to such shares of Common Stock.

8. As provided in the Plan, the Company may withhold cash and/or shares of Common Stock in the amount necessary to satisfy its obligation to withhold taxes or require the Optionee to pay the Company such amount in cash promptly upon demand.

9. The Company and the Optionee agree that they will both be subject to and bound by all the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof, provided, however, that the provisions contained in the Plan respecting exercisability in the event of the Optionee's death, disability or retirement (as defined in the Plan), shall not be applicable and the Options shall remain exercisable for the duration of their term.

10. The Optionee represents and agrees that he will comply with all applicable laws relating to the Plan and the grant and exercise of the Options and the disposition of the shares of Common

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Stock  acquired  upon  exercise of the Options,  including  without  limitation, federal and state securities and "blue sky" laws.

11. These Options are not transferable otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by him or his legal representatives.

12. This Contract shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to the Optionee's rights hereunder.

13. This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

14. The invalidity or illegality of any provision herein shall not affect the validity of any other provision.


     IN WITNESS WHEREOF, the parties hereto have executed this Contract on the day and year first above written.

                                         BELMAC CORPORATION

                                         By:  /s/ Michael D. Price
                                              --------------------
                                              Michael D. Price, Vice President
                                              and Chief Financial Officer

ACKNOWLEDGED AND AGREED:



/s/ Ranald Stewart
------------------
Ranald Stewart, Jr.

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